Exhibit 99.1

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC. RECEIVES NASDAQ NOTICE REGARDING FORM 10-K FILING

MCLEAN, Va., March 23, 2012 (GLOBE NEWSWIRE) — Southern National Bancorp of Virginia, Inc. (the “Company”) announced that it had received a notice from The NASDAQ OMX Group (“Nasdaq”) indicating that the Company is not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the year ended December 31, 2011. Nasdaq routinely issues such notices when a listed company fails to timely file periodic reports with the Securities and Exchange Commission. The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.

As previously reported in a Form 12b-25 Notification of Late Filing made by the Company on March 15, 2012, the Company is delayed in the filing of the Form 10-K because of the need to restate its previously issued consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2009 and 2010.

“The delay in filing our 10-K resulted from the previously reported error in the initial accounting for the Greater Atlantic Bank acquisition in 2009. We are confident that the 10-K will be filed some time in April. The 10-K will provide full details on the restatement,” said Georgia Derrico, Chairman of the Board and Chief Executive Officer.

The Company is required to submit a plan to regain compliance with Nasdaq’s filing requirements for continued listing within 60 calendar days of the date of the Nasdaq notification letter. The Company anticipates that it will fully regain compliance with the Nasdaq continued listing requirements upon filing its Form 10-K and that the filing of the 10-K within the 60-day period will eliminate the need for it to submit a formal plan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of the Company and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports and statements the Company has filed with the SEC.

You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:	R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Fax: 202-464-1134
Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com